Exhibit 10.59

EXECUTION VERSION

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED.  THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 1, 2005 (the “Agreement Date”) by and among Bates Private Capital Incorporated, an Oregon corporation (“Seller”), John E. Bates (“Bates”), Rob J. Lee (“Lee”), Nancy S. Ranchel (“Ranchel”), Michael D. Weiner (“Weiner”) and Jennifer L. Stout (“Stout”), LECG, LLC, a California limited liability company (“Purchaser”), and LECG Corporation, a Delaware corporation (“Parent”).  Bates, Lee, Ranchel, Weiner and Stout are individually referred to herein each as a “Principal” and collectively as the “Principals.”  The Seller and the Principals are collectively referred to herein as the “Seller Entities.”

RECITALS

A.                                    Seller provides expert services and data analysis for retail securities dispute resolution and other related services (the “Business”).

B.                                    Seller desires to sell to Purchaser, on the terms and conditions set forth herein, substantially all of the assets of Seller used in the Business.

C.                                    Purchaser desires to purchase substantially all of assets of Seller used in the Business and is prepared to assume certain specified liabilities and obligations of Seller on the terms and conditions set forth herein.

D.                                    The Principals own all of the equity interests in Seller and desire that the transactions described in this Agreement be consummated.

E.                                      In connection with the purchase and sale of substantially all of the operating assets and selected non-working capital assets of Seller, Purchaser will also retain the services of each Principal (each, a “Bates Director”) as an employee of Purchaser pursuant to the terms of an individual Expert Agreement to be entered into by and between Purchaser and each Principal as of the Closing Date in substantially the form of Exhibits A-1 through A-5 attached hereto (each, individually, an “Expert Agreement”).

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS

2.	SALE AND PURCHASE OF ASSETS

	2.1	Purchased Assets

	2.2	Excluded Assets

	2.3	Assumed Liabilities

	2.4	Excluded Liabilities

3.	CONSIDERATION

	3.1	Purchase Price and Payment

	3.2	Allocation of Purchase Price

	3.3	Earn Out Payments

	3.4	Operational Impact on Earn Out Payments

	3.5	Accounts Receivable

4.	COVENANT NOT TO COMPETE

	4.1	Covenant Not to Compete

	4.2	Non-Solicitation

	4.3	Separate Covenants

5.	TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS

	5.1	Workers’ Compensation

	5.2	Transfer of Employees

	5.3	Employee Benefit Plans

6.	THE CLOSING

	6.1	The Closing

	6.2	Seller Deliveries at Closing

	6.3	Purchaser Deliveries at Closing

7.	REPRESENTATION AND WARRANTIES OF SELLER ENTITIES

	7.1	Organization and Valid Existence

	7.2	Corporate Authority

	7.3	No Violations

	7.4	Financial Statements

	7.5	Absence of Certain Changes

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7.6	Title to and Condition of Purchased Assets

7.7	Real Estate

7.8	Contracts

7.9	Litigation

7.10	Intellectual Property

	7.11	Compliance with Laws

	7.12	Employee Benefit Plans

	7.13	Taxes

	7.14	Insurance

	7.15	Employees; Employment Matters

	7.16	Brokers

	7.17	Business Relations

	7.18	Warranty; Nonbillable Work

	7.19	Consents

	7.20	Schedules

	7.21	1933 Act Matters

	7.22	Information, Experience, and Ability to Bear Risk

	7.23	Accuracy of Disclosure

	7.24	No Other Warranties or Representations

8.	REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS

	8.1	Ownership of Seller Equity

	8.2	Authority of Principals

	8.3	Consents

	8.4	No Other Warranties or Representations

9.	REPRESENTATIONS OF PURCHASER AND PARENT

	9.1	Organization and Authority

	9.2	Authorization of Agreement

	9.3	No Violations

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

	9.4	Capital Stock

	9.5	Litigation; Compliance with Law

	9.6	SEC Filings

	9.7	No Finder

	9.8	Consents

	9.9	***

10.	PRE-CLOSING COVENANTS

	10.1	Affirmative Covenants

	10.2	Restrictions on Conduct of the Business Prior to Closing

	10.3	Certain Notifications by Seller Entities

	10.4	Risk of Loss

	10.5	Updating the Seller Disclosure Schedule

	10.6	Access to Information

11.	ADDITIONAL COVENANTS

	11.1	Confidentiality

	11.2	Public Announcements

	11.3	Taxes

	11.4	Further Assurances

	11.5	Retained Information

	11.6	Escrow Terms

12.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT

	12.1	Continued Truth of Representations and Warranties; No Breach

	12.2	Absence of Litigation

	12.3	Landlord Consent

	12.4	No Material Adverse Change

	12.5	Dissolution of Bates Private Capital Advisors

	12.6	Errors and Omissions Insurance

13.	CONDITIONS TO OBLIGATIONS OF SELLER ENTITIES

	13.1	Continued Truth of Representations and Warranties; No Breach

	13.2	Absence of Litigation

	13.3	Landlord Consent

	13.4	No Material Adverse Change

14.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

15.	INDEMNIFICATION

	15.1	Indemnification By Seller Entities

	15.2	Indemnification by Purchaser and Parent

	15.3	Limitations

	15.4	Insurance and Tax Effect

16.	RIGHT OF OFFSET

17.	TERMINATION OF AGREEMENT

18.	EFFECT OF TERMINATION

19.	EXPENSES

20.	NOTICES

21.	SUCCESSORS

22.	ARTICLE AND SECTION HEADINGS

23.	GOVERNING LAW; CONSENT TO SERVICE

24.	DISPUTE RESOLUTION

25.	ENTIRE AGREEMENT

26.	SURVIVAL

27.	PARENT GUARANTY

28.	COUNTERPARTS

LIST OF EXHIBITS(1)

Exhibits A-1 through A-5	Forms of Expert Agreements
Exhibit B	Purchaser’s Code of Conduct
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E-1	Form of Opinion of Counsel to Seller
Exhibit E-2	Form of Opinion of Counsel to Principals
Exhibit F-1	Form of Assignment of Subleases
Exhibit F-2	Form of Assignment of Lease
Exhibit G	Financial Statements
Exhibit H	Form of Seller Closing Certificate
Exhibit I	Form of Purchaser Closing Certificate
Exhibit J	Form of Parent Closing Certificate
Exhibit K	Form of Escrow Agreement

LIST OF SCHEDULES(2)

Allocation Schedule
Schedule 2.1.1	Fixed Assets
Schedule 2.1.5	Deposits and Prepayments
Schedule 2.1.6	Cash
Schedule 3.1.2	Parent Stock; Principal Percentage Interest
Schedule 3.3.6	Corporate Support Services
Schedule 3.5	Accounts Receivable
Schedule 5.1	Workers’ Compensation
Schedule 7.5	Absence of Certain Changes
Schedule 7.6	Permitted Liens
Schedule 7.8	Contracts
Schedule 7.9	Litigation
Schedule 7.10	Intellectual Property
Schedule 7.10.2	Third Person Licenses
Schedule 7.12	Employee Benefit Plan
Schedule 7.14	Insurance Policies
Schedule 7.15	Employees
Schedule 7.17	Business Relations

(1) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Exhibits to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.59 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on November 9, 2005.  LECG Corporation agrees to furnish a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.

(2) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Schedules to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.59 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on November 9, 2005.  LECG Corporation agrees to furnish a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

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AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                      Certain Definitions.

As used herein, the following terms will have the meanings indicated.

“1933 Act”  has the meaning given in Section 7.21.

“1934 Act” has the meaning given in Section 9.6.

“300 Sublease” has the meaning given in Section 2.1.11.

“420 Office Lease” has the meaning given in Section 2.1.12.

“Accounts Receivable” has the meaning given in Section 2.2.6

“Agreement” has the meaning given in the Preamble.

“Agreement Date” has the meaning given in the Preamble.

“Allocation Schedule” has the meaning given in Section 3.2.

“Articles of Incorporation” means the Articles of Incorporation of Seller, as amended and/or restated from time to time.

“Assignment and Assumption Agreement” has the meaning given in Section 2.3.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Basket” has the meaning given in Section 15.3.1.

“Bates” has the meaning given in the Preamble to this Agreement.

“Bates Director” has the meaning given in Recital E to this Agreement.

“Bates Persons” means the Operation’s professional workforce as now constituted or as constituted in the future, including the Bates Directors, and all other directors, principals, senior and junior professional staff, and administrative staff.

“Business” has the meaning given in Recital A to this Agreement.

“Cause” means any of the following grounds for termination by Purchaser of the employment of a Bates Director: (i) commission of a felony; (ii) the commission of any willful act or omission involving dishonesty or fraud with respect to Purchaser or Parent or involving harassment of or discrimination against any employee of Purchaser or

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Parent; (iii) willful misappropriation of funds or assets of Purchaser or Parent for personal use; (iv) failure to perform material duties (other than as a result of incapacity due to physical or mental illness lasting not more than 120 days in any 12-month period or an excused absence) under such Bates Director’s Expert Agreement that is not cured within 30 days after written notice from Purchaser describing such failure to perform and demanding immediate performance; provided, however, that if a cure is not practical within 30 days, and such Bates Director commences to effect a cure within the foregoing 30-day period, such Bates Director will be permitted reasonable additional time to cure so long as he or she diligently continues to seek to effect a cure; (v) gross negligence or willful misconduct in the performance of material duties under such Bates Director’s Expert Agreement that is capable of cure and is not cured within 10 days after written notice from Purchaser describing such negligence or misconduct; provided, however, that if a cure is not practical within 10 days, and such Bates Director commences to effect a cure within the foregoing 10-day period, such Bates Director will be permitted reasonable additional time to cure so long as he or she diligently continues to seek to effect a cure; (vi) a breach of this Agreement that involves fraud, or a material breach of Section 4 of this Agreement that is not cured within 30 days after written notice from Purchaser describing such breach; or (vii) a material willful breach of Purchaser’s Corporate Code of Conduct, as may be amended by Purchaser from time to time.  A copy of Purchaser’s Corporate Code of Conduct is attached hereto as Exhibit B.

“Closing” has the meaning given in Section 6.1.

“Closing Date” has the meaning given in Section 6.1.

“Closing Payment” has the meaning given in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning given in Section 7.8.

“Corporate Support Services” for any Measurement Period has the meaning given in Section 3.3.6.

“Cost of Services” for any Measurement Period means ***.

“Delivery Instructions” has the meaning given in Section 3.3.4.

“Disagreement Notice” has the meaning given in Section 3.3.5.

“Dispute” has the meaning given in Section 24.

“Distributee” has the meaning given in Section 7.21.

“Documents” has the meaning given in Section 2.1.10.

“Earn Out Accounting” has the meaning given in Section 3.3.3.

“Earn Out Maximum” has the meaning given in Section 3.3.1.

“Earn Out Payment” has the meaning given in Section 3.3.1.

“Earn Out Payment Computation” has the meaning given in Section 3.3.5.

“Earn Out Period” has the meaning given in Section 3.3.1.

“Effective Time” has the meaning given in Section 6.1.

“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors’ rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

“Employee Benefit Plan” means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, consultant or independent contractor of Seller and identified on Schedule 7.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Tail Policy” has the meaning given in Section 12.6.

“Escrow” has the meaning given in Section 6.3.2.

“Escrowed Amount” has the meaning given in Section 6.3.2.

“Excess Loss” has the meaning given in Section 15.3.3.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.4.

“Expert Agreement” has the meaning given in Recital E to this Agreement.

“Financial Statements” has the meaning given in Section 7.4.

“Fixed Assets” has the meaning given in Section 2.1.1.

“GAAP” means generally accepted accounting principles as applied in the United States.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Good Reason” means the following grounds for the termination by a Principal of his or her employment with Purchaser: (a) a willful failure by Purchaser or Parent to pay a monetary obligation or monetary obligations exceeding (i) *** in the aggregate to such Principal under his or her Expert Agreement or (ii) *** to Seller under this Agreement, which non-payment is not cured within 30 days after written notice from such Principal or Seller, as applicable, describing such failure to pay; provided, however, that a failure by Purchaser or Parent to pay a monetary obligation (i) under such Principal’s Expert Agreement because of a good faith disagreement with such Principal over the amount owed or (ii) under this Agreement that is the subject of a pending disagreement resolution procedure under Section 24 will not constitute Good Reason; and (b) during the Earn Out Period, Purchaser sells all or substantially all of the assets comprising the Operation (whether separately or as part of a sale of all or substantially all of the assets or equity of Purchaser or Parent) to a third Person who thereafter elects to discontinue the Operation or substantially modifies the business and objectives of the Operation and such modification has a Material adverse effect on the ability of the Principals to achieve the Earn-Out Payments.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Hired Employees” has the meaning given in Section 5.2.

“Independent Firm” has the meaning given in Section 3.3.5.

“Intellectual Property Rights” means (a) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including, without limitation, all research, techniques, models, databases, specifications, customer and supplier lists, pricing and cost information, means and methods of doing business, and business and marketing plans and proposals), (d) all proprietary rights, databases and computer models, including the Bates Standard Analysis, (e) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (f) any remedies against infringements thereof and rights to protection of interest therein under the laws of all jurisdictions (including foreign jurisdictions).

“Interest Rate” means the prime rate as announced by U.S. Bank in Minneapolis, Minnesota, from time to time, plus one percent.

“Interim Financial Statement” has the meaning given in Section 7.4.

“Interim Financial Statement Date” has the meaning given in Section 7.4.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“IP Assets” has the meaning given in Section 2.1.3.

“Knowledge” of the Seller Entities means (i) facts or matters actually known by each Principal and each officer and director of the Seller, and (ii) facts or matters that any of the foregoing persons should know or could be reasonably expected to discover following a reasonable inquiry with respect to such matter.

“Lease Assignment” has the meaning given in Section 6.2.7.

 “Lee” has the meaning given in the Preamble of this Agreement.

“Liens” has the meaning given in Section 7.6.

“Losses” has the meaning given in Section 15.1.

“Material” and “Materially” or any variation thereof, means, with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires an expenditure of more than ***.

“Material Adverse Change” or “Material Adverse Effect” means a Material adverse change in, or effect on, the Business, assets (including intangible assets), financial condition or results of operations of Seller; provided, that none of the following (individually or in combination) will be deemed to constitute, or will be taken into account in determining whether there has been or would be, a Material Adverse Change or Material Adverse Effect:  any event, violation, inaccuracy, circumstance or other matter resulting primarily from or relating primarily to (directly or indirectly) general economic changes in conditions affecting the industry in which the Business participates or in the United States economy as a whole.

“Measurement Period” has the meaning given in Section 3.3.2.

“Mediation Notice” has the meaning given in Section 24.

“Mediator” has the meaning given in Section 24.

“Net Loss” has the meaning given in Section 15.4.

“Operating Expenses” for any Measurement Period means ***.

“Operating Profit” for any Measurement Period means ***.

“Operation” means the Business operations, as acquired by Purchaser from Seller, and conducted by Bates Persons after the Closing, which will be maintained as a separate accounting division of Purchaser after the Closing.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Parent” has the meaning given in the Preamble hereof.

“Parent SEC Report” has the meaning given in Section 9.6.

“Permitted Liens” means those Liens that Purchaser and Seller have mutually agreed will remain in place against the Purchased Assets as of the Closing Date, and which Liens are listed on Schedule 7.6 attached hereto.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Principal” and “Principals” have the meanings given in the Preamble hereof.

“Principal Percentage Interest” means the percentage of each Principal’s ownership interest in Seller as set forth on Schedule 3.1.2 attached hereto and incorporated herein by this reference.

“Principal Restrictive Period” means ***.

“Proposing Party” has the meaning given in Section 24.

“Protected Party” has the meaning given in Section 11.1.

“Purchase Price” has the meaning given in Section 3.1.

“Purchased Assets” has the meaning given in Section 2.1.

“Purchaser” has the meaning given in the Preamble hereof.

“Purchaser Funds” has the meaning given in Section 11.4.2.

“Purchaser Party” has the meaning given in Section 15.1.

“Ranchel” has the meaning given in the Preamble of this Agreement.

“Recipient” has the meaning given in Section 11.1.

“Representative” means, collectively, the two Persons authorized by the Seller Entities to jointly give instructions, take actions, perform duties, respond to inquiries from Purchaser or Parent, and otherwise represent the interests of the Seller Entities for purposes of this Agreement.  The Representative will be John E. Bates and Rob J. Lee, until changed by advance written notice to Purchaser.  The Seller Entities will have the right to give written notice to Purchaser at any time, and from time to time, that the Representative means only one Person.  All jointly made acts of the Representative will be binding on the Seller Entities for all purposes, and Purchaser and Parent may rely on

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

the authority of the Representative, as so jointly expressed, for all purposes.  So long as the Representative consists of two Persons, any instruction, notice or communication purportedly received from the Representative that does not bear the two signatures of the Persons authorized to jointly serve as Representative will be disregarded by Purchaser and will have no force or effect.

“Restricted Activities” means the Business conducted by Seller on or prior to the Closing Date; provided, however, that providing services as an employee of a college, university or other educational institution or as an employee of a governmental agency will not constitute Restricted Activities.

“Retained Business Records” has the meaning given in Section 11.5.

“Revenue” for any Measurement Period means ***.

“Seller” has the meaning given in the Preamble hereof.  If Seller is dissolved or otherwise ceases to exist as an entity at any time after the date hereof, “Seller” will be deemed to mean any entity created to administer the dissolution and liquidation of Seller, and if no such entity is created, then the Principals, jointly and severally, as successors in interest to the Seller.

“Seller Entities” has the meaning given in the Preamble hereof.

“Seller Funds” has the meaning given in Section 11.4.3.

“Seller Party” has the meaning given in Section 15.2.

“Seller Restrictive Period” means ***.

“Stout” has the meaning given in the Preamble of this Agreement.

“Sublease Assignment” has the meaning given in Section 6.2.6.

“Tax” (and “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax; or (ii) any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty thereon, addition to tax or additional amount imposed by any taxing authority.

“Territory” means the United States and other countries throughout the world, if any, where Seller conducts the Business as of the Closing Date.

“Third Person Licenses” means Seller’s licenses to third Person software and other technology used by Seller in connection with the Business as currently conducted, which licenses are capable of assignment and are listed on Schedule 7.10.2.

“Transaction Documents” has the meaning given in Section 3.1.

“Transferred Business Records” has the meaning given in Section 11.5.

“WARN Act” has the meaning given in Section 5.2.

“Weiner” has the meaning given in the Preamble of this Agreement.

“Year-End Financial Statements” has the meaning given in Section 7.4.

2.                                      Sale And Purchase Of Assets.

2.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase, receive and accept delivery from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s then existing properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, used in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under:

2.1.1                        All equipment and physical plant, including, without limitation, furniture, furnishings, trade fixtures, leasehold improvements, computers, servers, telephone equipment and all other owned and leased tangible personal property used in or useful to the Business as listed on Schedule 2.1.1 attached hereto and incorporated herein by this reference (the “Fixed Assets”);

2.1.2                        All of the assets reflected on the Interim Financial Statement, other than the Excluded Assets and those assets disposed of after the Interim Financial Statement Date in the ordinary course of business consistent with past practice;

2.1.3                        All Intellectual Property Rights owned and used by Seller in connection with the Business as currently conducted that are capable of assignment (“IP Assets”) and the goodwill associated therewith, including, without limitation, the trade names “Bates Private Capital,” “Bates Standard Analysis” and “Bates”;

2.1.4                        All of the Contracts, including, without limitation, the Third Person Licenses;

2.1.5                        All rights to payment as a consequence of (i) deposits and prepayments, including, without limitation, the deposit under the 300 Sublease and the 420 Office Lease, listed on Schedule 2.1.5 attached hereto and incorporated herein by this reference, and (ii) refunds, rights of set off, rights of recovery, rights to payment or proceeds under contracts of insurance to the extent applicable to an Assumed Liability, and claims or causes of action relating to the Purchased Assets that arise on or after the Closing (except for refunds of Taxes to the extent provided in Section 11.3); provided, however, that nothing in the foregoing will be construed to prevent Seller from asserting any such rights, claims or causes of action as a defense in any legal proceeding;

2.1.6                        Cash in an amount equal to the sum of (a) all client retainer balances that have been paid but not applied as of the Closing Date, as set forth in Schedule 2.1.6 and (b) payments received from clients for services that have not been rendered as of the Closing Date, as set forth in Schedule 2.1.6;

2.1.7                        All general intangibles used by or useful to the Business, including, without limitation, all corporate goodwill of Seller;

2.1.8                        All other assets of Seller used in or useful to the conduct of the Business, whether or not reflected on the books or records of Seller or the Business;

2.1.9                        All creative materials, advertising and promotional materials necessary or used in connection with the Business, wherever stored or located;

2.1.10                  All files, documents, correspondence, studies, reports, books and records of Seller (including all data and other information stored on discs, tapes or other media), client lists, client records and credit data, computer programs, software, and hardware owned and used by Seller in connection with the Business (collectively, the “Documents”); and

2.1.11                  All rights and obligations of Seller under (i) that certain Sublease dated December 12, 2003, by and between Seller, as subtenant, and Jacobs Engineering, Inc., as sublandlord, for the premises at 5005 SW Meadows Road, Suite 300, Lake Oswego, Oregon 97035, as amended on July 7, 2004 to include Suite 320 and as amended in July, 2005 to include Suite 310 (the “300 Sublease”).

2.1.12                  All rights and obligations of Seller under that certain Office lease dated on or about May 1, 2004, by and between Seller, as tenant, and EOP-Kruse Woods, L.L.C., as landlord, for the premises at 5005 SW Meadows Road, Suite 420, Lake Oswego, Oregon 97035, as amended on July 12, 2004 to include Suite 410 and on March 31, 2005 to reduce the leased premises (the “420 Office Lease”).

2.2                               Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following (collectively, the “Excluded Assets”):

2.2.1                        All securities, equity interests, company minute books, equity transfer books, company seals and other documents relating to the organization, maintenance and existence of Seller as a corporation;

2.2.2                        All taxpayer and other identification numbers;

2.2.3                        All Tax returns filed by the Seller Entities and associated Tax records;

2.2.4                        Any contracts, agreements or understandings between or among Seller and the Principals;

2.2.5                        The insurance policies set forth in Schedule 7.14 and all prepaid expenses and deposits related thereto, subject, however, to Purchaser’s rights under Section 2.1.5 under claims-made insurance policies;

2.2.6                        All work in process and accounts receivable, including billable expenses, whether billed or unbilled, with respect to client work of Seller which has been performed as of the Closing Date (“Accounts Receivable”);

2.2.7                        All cash of Seller as of the Closing Date in excess of the cash amount specified in Section 2.1.6;

2.2.8                        All rights of Seller under this Agreement;

2.2.9                        All Retained Business Records; and

2.2.10                  All rights to payment as a consequence of refunds, rights of set off, rights of recovery, and claims or causes of action relating to the Business (including Tax refunds) that arise before the Closing.

2.3                               Assumed Liabilities.  On the Closing Date, Purchaser and Seller will enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) pursuant to which Seller will assign, and Purchaser will assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, only the following obligations and liabilities of Seller (the “Assumed Liabilities”): (a) all liabilities and obligations of Seller incurred, attributable to or otherwise arising under the Contracts on or after the Closing Date, the 300 Sublease and the 420 Office Lease; (b) obligations and liabilities relating to client retainer balances that are transferred to Purchaser under Section 2.1.5; and (c) all other liabilities and obligations incurred on or after the Closing Date in connection with or arising from the conduct of the Business by Purchaser.

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for, and Seller will retain and remain responsible for, all of Seller’s debts, liabilities and obligations, of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, whether related to the Purchased Assets, the Business, or otherwise, and regardless of when asserted (the “Excluded Liabilities”).  Without limiting the scope of Excluded Liabilities under this Section 2.4, Excluded Liabilities will specifically include (a) any liabilities with respect to Taxes for which Seller is liable pursuant to Section 11.3 hereof, (b) all liabilities and obligations of Seller arising out of any actions or omissions of employees, consultants, independent contractors and experts of any kind, including, without limitation, in connection with the performance of services for clients of Seller prior to the Closing Date, and unlawful discrimination or harassment, or (c) any costs and expenses incurred by the Seller Entities incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein.

3.                                      Consideration.

3.1                               Purchase Price and Payment.  The purchase price for the Purchased Assets (the “Purchase Price”) is Eighteen Million Dollars ($18,000,000) (the “Closing Payment”) plus an amount equal to the Earn Out Payments made to Seller under Section 3.3.  As partial consideration for the sale, assignment, transfer and delivery of the Purchased Assets, the assumption of the Assumed Liabilities, and the execution and delivery of this Agreement and any related documents referenced herein (collectively, the “Transaction Documents”) by Seller to Purchaser, Purchaser will make the Closing Payment at the Closing as follows:

3.1.1                        Purchaser will pay Seller and deposit in Escrow an aggregate of Seventeen Million Dollars ($17,000,000) in cash by wire transfer of immediately available funds pursuant to wire instructions supplied by Seller at least three (3) days prior to the Closing Date; and

3.1.2                        Purchaser will cause Parent to issue to Seller a number of unregistered shares of the common stock of Parent (“Parent Stock”) calculated by dividing One Million Dollars ($1,000,000) by the average closing price of Parent’s common stock on NASDAQ for the twenty (20) trading days immediately preceding the Closing Date.  The certificate representing the Parent Stock will be delivered to Seller by Parent within five (5) business days after the Closing Date.  Promptly following the release of the Parent Stock from Escrow, as herein provided, at Seller’s direction and upon receipt of a duly executed stock power by Seller, Parent will facilitate the distribution of the Parent Stock by Seller to the Principals in such percentages as reflect their current ownership interest in Seller, all as are listed on Schedule 3.1.2, by reissuing stock certificates to such Distributees.

3.2                      Allocation of Purchase Price.  The Purchase Price for the Assets will be allocated as set forth on the attached allocation schedule (the “Allocation Schedule”) which Purchaser and Seller agree is reasonable and prepared in accordance with the requirements of Section 1060 of the Code, and the regulations promulgated thereunder.  After the Closing, Purchaser and Seller will each file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax returns, in accordance with the Allocation Schedule.  Purchaser and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.  With respect to any Tax returns filed by the Seller, Principals, Purchaser or Parent, (i) no party will take a position on any Tax return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule without the written consent of both the Seller and the Purchaser or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) the parties will cooperate with each other in connection with the preparation, execution and filing of all Tax returns related to the Allocation Schedule; and (iii) the parties will promptly advise each other

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This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

regarding the existence of any Tax audit, controversy or litigation related to such allocation.

3.3                      Earn Out Payments.

3.3.1                        In addition to the Purchase Price set forth in Section 3.1, and subject to the conditions set forth in this Section 3.3, Purchaser will make payments (each, an “Earn Out Payment” and collectively, the “Earn Out Payments”) to the Seller in an amount of up to Thirteen Million Dollars ($13,000,000) in the aggregate (the “Earn Out Maximum”) during the period from the Closing Date through the earlier of July 31, 2011 or payment of the Earn Out Maximum (the “Earn Out Period”).

3.3.2                        The aggregate amount of each Earn Out Payment will be equal to ***.  The amount of any Earn Out Payment will be unlimited, subject only to the Earn Out Maximum.  Accordingly, after the Earn Out Maximum has been paid, no subsequent Earn Out Payments otherwise capable of being earned during the Earn Out Period will be due and payable.

3.3.3                        Within thirty (30) days after the end of each month during the Earn Out Period, Purchaser will issue a report to the Representative that details for each of those periods (and cumulatively to date for each Measurement Period) the calculation of Revenue, Cost of Services, Operating Expenses, and Operating Profit (collectively, the “Earn Out Accounting”).  Purchaser will maintain its books and records to be able to calculate or reconstruct an Earn Out Payment.  Purchaser will pay all reasonable expenses in connection with the preparation of the Earn Out Accounting and determination of the Earn Out Payment under this Section 3.3.3.

3.3.4                        Subject to the Earn Out Maximum, any Earn Out Payments (or portion thereof) earned pursuant to the terms of this Section 3.3 will be accompanied by the Earn Out Accounting and will be paid in cash by Purchaser to Seller within sixty (60) days following the end of the applicable Measurement Period in accordance with written payment instructions received by Purchaser from Seller no later than ten (10) days before the Earn Out Payment is due (the “Delivery Instructions”).  The Delivery Instructions will specify the Persons entitled to receive the Earn Out Payment, the portion thereof that each such Person will receive and the address to which a check for such amount will be sent (or appropriate account and other information for purposes of delivery of such amount by wire transfer of immediately available funds).

3.3.5                        If within fifteen (15) days after receipt of the Earn Out Accounting and any Earn Out Payment, the Representative delivers written notice to Purchaser that the Seller Entities disagree with the calculation of the Earn Out Payment (the “Disagreement Notice”), then Seller and Purchaser will attempt in good faith to determine mutually the correct amount of the applicable Earn Out Payment.  If Seller and Purchaser cannot in good faith mutually determine the amount of the applicable Earn Out

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This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Payment within fifteen (15) days after delivery of the Disagreement Notice (or such longer period as mutually agreed by Seller and Purchaser), then a reputable regional accounting firm, excluding the firm that represents Purchaser, jointly selected by Seller and Purchaser (the “Independent Firm”), will compute the amount of the Earn Out Payment (the “Earn Out Payment Computation”).  The Earn Out Payment Computation will be final, conclusive and binding on the parties to this Agreement.  If the amount of the Earn Out Payment calculated under the Earn Out Payment Computation exceeds by more than 1% the amount of the Earn Out Payment calculated by Purchaser under the Earn Out Accounting, then Purchaser will be responsible for the costs of performing the Earn Out Payment Computation.  Otherwise, Seller will be responsible for the costs of the Earn Out Payment Computation.  If the amount of the Earn Out Payment calculated under the Earn Out Payment Computation exceeds the amount calculated under the Earn Out Accounting, then Purchaser will pay the difference to Seller, plus accrued interest on such difference at the Interest Rate from the date the Earn Out Payment was originally due, in accordance with the Delivery Instructions no later than five (5) days following receipt of the Earn Out Payment Computation.  If the amount of the Earn Out Payment Calculated under the Earn Out Payment Computation is less than the amount calculated under the Earn Out Accounting, then Seller will reimburse Purchaser for the difference no later than five (5) days following receipt of the Earn Out Payment Computation.

3.3.6                        Purchaser will provide corporate support services in support of the Operation as described in Schedule 3.3.6 (the “Corporate Support Services”)***.  If Purchaser fails to provide any of the Corporate Support Services, Seller will provide written notice to Purchaser of such failure, including a specific description of the service(s) not provided, and Purchaser will correct such failure within ten (10) business days following notice thereof.

3.4                               Operational Impact on Earn Out Payments.  ***

3.5                               Accounts Receivable.  Schedule 3.5 sets forth an accurate breakdown and aging of all Accounts Receivable, including a complete itemization of all related invoices, that have been billed as of July 23, 2005.  In order to also capture all Accounts Receivable that (i) are billed as of the Closing Date or (ii) that were unbilled as of the Closing Date, Seller will provide Purchaser, at Seller’s expense, with an updated Schedule 3.5, not later than the thirtieth (30th) day following the Closing Date.  The Principals and other Bates Persons, as applicable, may devote such portion of their working hours as is reasonably required to compile the updated Schedule 3.5.  The Principals and other Bates Persons may devote a reasonable amount of time (collectively not more than five (5) to ten (10) hours per week on average for the first three (3) months from the Closing Date) to collect the Accounts Receivable.  Any amount of the Accounts Receivable collected by Purchaser will be remitted to Seller reasonably promptly following the recognition of collection.

4.                                      Covenant Not To Compete.

4.1                      Covenant Not to Compete.

4.1.1                        In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, each Principal agrees that during the Principal Restrictive Period applicable to him or her;

(a)                                  he or she will not, directly or indirectly, within the Territory, engage in, or have any interest in any Person other than Purchaser or Parent (whether as a securityholder, creditor or otherwise) that engages in, any Restricted Activities; and

(b)                                 he or she will not on his or her own behalf or on behalf of any Person other than Purchaser or Parent: (i) solicit from any Person any business involving Restricted Activities within the Territory, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

The Principals acknowledge that the provisions of this Section 4.1.1 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Principals.  Notwithstanding anything to the contrary contained herein, a Principal may own up to 1% of the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that such Principal does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.1.2                        In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, Seller agrees that during the Seller Restrictive Period:

(a)                                  it will not, directly or indirectly, within the Territory, engage in or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in any Restricted Activities; and

(b)                                 it will not: (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

Seller acknowledges that the provisions of this Section 4.1.2 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller.  Notwithstanding anything to the contrary contained herein, Seller may own up to 1% of the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that Seller does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.2                      Non-Solicitation.

4.2.1                        Each Principal will not, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the termination of Principal’s employment with Purchaser, solicit, hire, retain or attempt to hire or retain any Principal, any of the Hired Employees or any other employee or independent contractor of Purchaser or Parent.  Principals acknowledge that this Section 4.2.1 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Principals.

4.2.2                        Seller will not, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the expiration of the Earn Out Period, solicit, hire, retain or attempt to hire or retain any Principal, any of the Hired Employees or any other employee or independent contractor of Purchaser or Parent.  Seller acknowledges that this Section 4.2.1 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller.

4.3                      Separate Covenants.  The covenants contained in Sections 4.1 and 4.2 are a series of separate covenants for each state and each country in the Territory.  Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 4.1 and Section 4.2 respectively.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants, the unenforceable covenant or covenants will be eliminated from this Section 4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5.                                      Transfer Of Employees And Employee Benefits.

5.1                      Workers’ Compensation.  Without limiting the scope of Excluded Liabilities under Section 2.4 hereof, Seller will be responsible for any workers’ compensation claims based on injuries initially occurring prior to the Closing Date regardless of the date on which the claim was filed and for subsequent re-injuries if a claim for the initial injury was made prior to the Closing Date.  Seller will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 15.1 hereof.  All workers’ compensation claims currently filed against Seller are listed on Schedule 5.1.

5.2                      Transfer of Employees.  In addition to the employment of the Principals pursuant to the Expert Agreements, as a condition of the Closing, Purchaser will have the right, but not the obligation, to offer employment to other employees and independent contractors of Seller with titles, responsibilities, compensation and benefits comparable to those currently provided by Seller to each such employee or independent contractor; provided, however, that Purchaser will have no continuing obligation as of the Closing Date to continue the employment of any employee or to maintain the compensation of any employee at any particular level.  Those employees hired by Purchaser will be referred to herein as the “Hired Employees.”  Purchaser will provide Seller with a list of the Hired Employees no later than ten (10) days before the Closing.  On the Closing Date, Seller will terminate all of the Hired Employees and will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses, any severance payments and benefits (including accrued vacation and personal time off) payable as of the close of business on the day preceding the Closing Date.  Seller and Purchaser will cooperate to transition the Hired Employees to Purchaser’s benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees.  Seller is solely responsible for any liability which may arise under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq (the “WARN Act”) as a result of any acts or omissions of Seller prior to the Closing Date, or the transactions contemplated by this Agreement, and will indemnify, defend and hold Purchaser and Parent harmless from and against any and all such liabilities in accordance with Section 15.1 hereof.

5.3                               Employee Benefit Plans.  The parties hereto agree that Purchaser will not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan identified in Schedule 7.12.  Seller will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to any Employee Benefit Plan of Seller in accordance with Section 15.1 hereof.

6.                                      The Closing.

6.1                      The Closing.  The “Closing” means the time at which Seller will effect the sale and transfer of the Purchased Assets in exchange for the Purchase Price to be delivered by Purchaser pursuant to Section 3 hereof.  The Closing is expected to occur on or before August 15, 2005 at the offices of Folger Levin & Kahn, LLP, 1900 Avenue of the Stars, Suite 2800, Los Angeles, California 90067, or at such other place as the parties may mutually agree.  The “Closing Date” will be the date on which the Closing occurs.  The Closing will be effective for all purposes under this Agreement as of 12:01 a.m. local time on the Closing Date (the “Effective Time”).

6.2                      Seller Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 12, at the Closing the Selling Entities, as applicable, will execute and/or deliver to Purchaser all of the following:

6.2.1                        An Officer’s Certificate of Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser (i) attaching a true and correct copy of an action of the Principals authorizing the execution and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Seller and authorized to give instructions and directions on Seller’s behalf;

6.2.2                        A Bill of Sale in substantially the form attached hereto as Exhibit D hereto, duly executed by Seller;

6.2.3                        The Assignment and Assumption Agreement, duly executed by Seller;

6.2.4                        An opinion of counsel to Seller in substantially the form attached hereto as Exhibit E-1, and an opinion of counsel to the Principals in substantially the form attached hereto as Exhibit E-2;

6.2.5                        The closing certificate contemplated by Section 12 hereof;

6.2.6                        An Assignment of Sublease in substantially the form attached hereto as Exhibit F-1 (the “Sublease Assignment”) together with a consent to such assignment from EPO-Kruse Woods, L.L.C., as landlord, and Jacobs Engineering Group Inc., as sublandlord, under the 300 Sublease;

6.2.7                        An Assignment of Lease in substantially the form attached hereto as Exhibit F-2 (the “Lease Assignment”) together with a consent to such assignment from EOP-Kruse Woods, L.L.C., as landlord under the 420 Office Lease;

6.2.8                        The Expert Agreements, duly executed by the applicable Principal; and

6.2.9                        All other such executed endorsements, assignments and other instruments of transfer and conveyance consistent with the terms of this Agreement and as may be reasonably requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of Seller in the Purchased Assets, free and clear of all Liens (other than

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Permitted Liens) including, without limitation, releases of the Purchased Assets from any lending arrangements and any related bank consents.

6.3                      Purchaser Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 13, at the Closing Purchaser will execute and/or deliver (or cause Parent to deliver) to Seller all of the following:

6.3.1                        *** of the cash portion of the Purchase Price as provided in Section 3 by wire transfer of immediately available funds to the account designated by Seller in advance of the Closing Date as provided in Section 3.1.1;

6.3.2                        *** of the cash portion of the Purchase Price plus the Parent Stock, with appropriate stock powers endorsed by Seller in blank (the “Escrowed Amount”) to be deposited into an escrow account with U.S. Bank, N.A. (the “Escrow”);

6.3.3                        An Officer’s Certificate of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller (i) attaching a true and correct copy of an action of Parent, acting in its capacity as the sole member and manager of Purchaser, authorizing the execution and performance of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser;

6.3.4                        An Officer’s Certificate of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller (i) attaching a true and correct copy of an action of Parent authorizing the execution and performance of this Agreement and the other transaction documents described herein, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Parent;

6.3.5                        The Assignment and Assumption Agreement, duly executed by Purchaser;

6.3.6                        The Lease Assignment, duly executed by Purchaser; and

6.3.7                        The Expert Agreements, duly executed by Purchaser.

7.                                      Representation and Warranties of Seller Entities.

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, and subject to the disclosure schedules attached hereto, the Seller Entities jointly and severally represent and warrant to Purchaser and agree as follows:

7.1                               Organization and Valid Existence.  Seller is a corporation duly organized and validly existing under the laws of the State of Oregon.  Seller has all requisite corporate power and authority to own and operate its properties and assets, to enter into and perform this Agreement and the other Transaction Documents, and to carry on the Business as currently conducted.  Seller is duly qualified to do business as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

7.2                      Corporate Authority.  The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller and the Principals and no other shareholder consents or approvals are required.  This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

7.3                      No Violations.  Neither the execution and delivery of this Agreement or the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Articles of Incorporation or bylaws of Seller or any other agreement among the Principals, (ii) will result in any Material breach of or any Material default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract, or (iii) will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over the Business or Seller.

7.4                      Financial Statements.  Seller has delivered to Purchaser Seller’s audited balance sheets for the fiscal years ended December 31, 2003 and December 31, 2004, and the statements of income for the fiscal years ended on December 31, 2003 and December 31, 2004 (collectively, the “Year-End Financial Statements”).  The Year-End Financial Statements present fairly the financial condition of Seller and the results of Seller’s operations for the periods indicated.  Seller has also delivered to Purchaser compiled balance sheets and the statements of income of Seller for the 6-month period ended June 30, 2005 (the “Interim Financial Statement Date”) (such statement to be referred to as the “Interim Financial Statement”).  The Interim Financial Statement presents fairly the financial condition of Seller as of the Interim Financial Statement Date, and the results of its operations for the period ended the Interim Financial Statement Date on a basis consistent with that of preceding periods; provided, however, that the Interim Financial Statement (i) is subject to normal year-end adjustments and (ii) lacks notes and other financial statement presentation items.  The Year-End Financial Statements and the Interim Financial Statement are sometimes collectively referred to herein as the “Financial Statements.”  The Financial Statements are prepared in accordance with GAAP and are collectively attached hereto as Exhibit G.

7.5                      Absence of Certain Changes.  Except (i) as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto; (ii) for the execution and delivery of this Agreement and any applicable Transaction Document; and (iii) as set forth in Schedule 7.5, Seller has not since the Interim Financial Statement Date:

7.5.1                        Had any Material Adverse Change, other than changes in the ordinary course of business consistent with past practice;

7.5.2                        Suffered any damage, destruction or loss of physical property (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

7.5.3                        Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $2,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

7.5.4                        Increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any Hired Employee over the rate being paid to them on the Interim Financial Statement Date, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business consistent with past practices of Seller, and no such increases are required by written agreement or, to the Knowledge of the Seller Entities, oral understanding; or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for, or with any such Hired Employee;

7.5.5                        Had any strike or work stoppage;

7.5.6                        Made any change in its accounting methods or practices with respect to its Business or the Purchased Assets;

7.5.7                        Entered into any Material transaction not in the ordinary course of its Business consistent with past practice.

7.6                               Title to and Condition of Purchased Assets.  Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance (collectively “Liens”), except for the Permitted Liens.

7.7                               Real Estate.  The conduct of Seller’s Business in any premises occupied by Seller is not in violation of any law, statute, ordinance, rule or regulation of any Governmental Body in any respect (including, without limitation, those concerned with environmental or occupational safety standards), which violations would have a Material Adverse Effect.

7.8                               Contracts.  Schedule 7.8 contains a complete list (and, in the case of oral agreements, contracts or leases, a summary of the material terms) of all contracts,

equipment leases, work orders, client engagement letters, retainer letters, fee agreements and other agreements or arrangements that are Material to the Business or to which the Purchased Assets may be subject (the “Contracts”).  In the case of client engagement letters, retainer letters and fee agreements, all such client agreements are listed on Schedule 7.8, regardless of whether they are Material.  The Contracts are valid, binding and enforceable by Seller in accordance with their respective terms and are in full force and effect, except as may be limited by the Enforceability Limitations.  Seller has delivered to Purchaser true and complete copies of the Contracts listed in Schedule 7.8 and all amendments thereto, other than those oral agreements summarized on Schedule 7.8.  Seller has complied in all Material respects with all of the Contracts and is not in Material default under any of the Contracts.  To the Knowledge of the Seller Entities, no other party is in default in the observance or the performance of any Material term or obligation to be performed by it under any Contract listed in Schedule 7.8.

7.9                               Litigation.  Except as described on Schedule 7.9, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to the Knowledge of the Seller Entities, threatened against Seller relating to either the Business or the Purchased Assets.  Except as described on Schedule 7.9, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Seller relating to either the Business or the Purchased Assets.

7.10                        Intellectual Property.

7.10.1                  Schedule 7.10 contains a true and complete list of the IP Assets other than copyrightable materials for which no copyrights have been filed.  Seller has delivered to Purchaser copies of all documents (if any) establishing Seller’s ownership of or rights to use the IP Assets.

7.10.2                  Seller owns, or uses pursuant to valid licenses, all IP Assets.  Without limiting the foregoing, Seller has a sufficient number of licenses for the Third Person Licenses for each of Seller’s current employees, independent contractors and/or items of equipment listed in Schedule 2.1.1.

7.10.3                  There are no third Person claims or demands pending or, to the Seller Entities’ Knowledge, threatened orally or in writing, before any Governmental Body or court, against any Seller Entity that any of the IP Assets infringes any copyright, patent, trademark, service mark trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how, or any other proprietary confidential information, including, without limitation, any software or software documentation of any other Person.

7.10.4                  Seller’s rights in and to the IP Assets are freely assignable, including the right to create derivative works, and Seller is not under any obligation to pay any royalty or other compensation to any third Person or to obtain approval or consent for use of licensing any of the IP Assets.  All of the interests of Seller in the IP Assets are free and clear of all Liens, other than Permitted Liens, and are not currently being challenged or infringed in any way or involved in any pending legal or administrative proceeding before any Governmental Body or court.  Except for licenses to clients in the ordinary course of business or as otherwise disclosed in Schedule 7.10, no current licenses or other rights for the use of the IP Assets have been granted by Seller to any third Persons, Seller has no obligation to grant any such licenses or rights, and none of the IP Assets are being used by any other Person.

7.10.5      No employee or independent contractor of Seller has any valid claim or right to any of the IP Assets.  No employee or independent contractor of Seller is a party to or otherwise bound by any agreement with or obligated to any other Person (including any former employer) which in any respect conflicts with any obligation, commitment or job responsibility to which he or she is a party or otherwise.

7.10.6      The Seller Entities do not make any representation and warranty regarding the performance or functionality of any third Person software or technology licensed to Seller pursuant to the Third Person Licenses or regarding the performance or functionality of those items of Intellectual Property Rights that are standard, “off-the-shelf” items that Seller uses for word processing, accounting, database management, programming languages, development tools, office management, or similar functions.

7.11        Compliance with Laws.  Except to the extent otherwise specifically referred to herein, Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to Seller, the Business and the Purchased Assets, except where the failure to comply will not have a Material Adverse Effect.

7.12        Employee Benefit Plans.  Schedule 7.12 contains a true and complete list of all Employee Benefit Plans maintained by Seller.  There has been no failure by such Employee Benefit Plans to comply with any applicable laws relating to labor and employee benefits, including, without limitation, any applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto, for which such failure Purchaser would be liable in any Material amount.

7.13        Taxes.  Except as otherwise indicated in Schedule 7.13, there are no Tax liens on any of the Purchased Assets.  The Seller Entities have paid all Taxes that are due from them with respect to the Business and the Purchased Assets and have duly filed all Tax returns and reports required to be filed by them.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.  No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.  Seller has not at any time during Seller’s existence owned any subsidiaries.

7.14        Insurance.  Schedule 7.14 contains a complete description of all material policies of fire, liability, workmen’s compensation, directors and officers, errors and omissions and other forms of insurance owned or held by Seller.  Except for the Errors

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

and Omissions Tail Policy, all such policies will remain in full force and effect up to and inclusive of the Closing Date.  Seller has provided Purchaser with a true and complete copy of the Errors and Omissions Tail Policy.

7.15        Employees; Employment Matters.

7.15.1      Seller has no unsatisfied liability to any previously terminated employee or independent contractor.  Seller has disclosed all written employee handbooks, policies, programs and arrangements to Purchaser.

7.15.2      Except as otherwise indicated in Schedule 7.15, no key employee or independent contractor or group of employees or independent contractors has informed Seller of any plans to terminate their employment with Seller for any reason, including as a result of the transactions contemplated by this Agreement.

7.15.3      All persons employed by Seller are employees at will.

7.16        Brokers.  Except for Macadam Capital Partners, for whose fees Seller is solely responsible, neither Seller, nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

7.17        Business Relations.  Except as otherwise indicated in Schedule 7.17, Seller has not received any written notice or, to the Knowledge of the Seller Entities, any oral notice that any client (including, without limitation, ***), supplier or vendor engaged in or doing business with Seller will cease to do business (other than due solely to completion of engagements or assignments commenced prior to the Closing Date) with Purchaser after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with Seller except for any reductions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Within the last twelve (12) months, no Seller Entity has received any notice of cancellation of any Contract or Material business arrangement with any Person and no Seller Entity has Knowledge of any facts that could lead it to believe that the Business will be subject to cancellation of any such Contract or Material business arrangement.  Within the last twelve (12) months, no Seller Entity has received a written or oral notice of a Material dispute or problem, or Material dissatisfaction with Seller from any client of Seller.  To the Knowledge of the Seller Entities, the consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on any relationships with any clients of Seller.

7.18        Warranty; Nonbillable Work.  All services rendered by Seller have been in Material conformity with all applicable contractual commitments and all warranties, and Seller has no Material liability for damages in connection therewith.  Seller is not obligated to perform nonbillable client service work under the terms of any

Contract in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the profitability of such project.  Seller is not a party to any fixed fee or capped price contracts or engagement arrangements involving work which if billed at Seller’s normal hourly rates would exceed $10,000 in annual revenues, nor does Seller have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount; provided, however, that Purchaser acknowledges that from time to time Seller provides estimated budgets to clients in connection with engagements and that the incurrence of fees and expenses beyond such estimated budgets are subject to client approval.

7.19        Consents.  The execution, delivery and performance of this Agreement and all ancillary agreements, documents, instruments and schedules executed in connection herewith by Seller do not require the consent, approval authorization or act of, or the making by Seller of any declaration, filing or registration with, any Governmental Body or any other Person that applies to or binds Seller which has not been obtained or made or which will not have been obtained or made as of the Closing Date.

7.20        Schedules.  Any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement will be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

7.21        1933 Act Matters.  Seller and each Principal, if a distributee of the Parent Stock from Seller (each, a “Distributee”) will acquire the shares of Parent Stock to be acquired pursuant to this Agreement either (i) for investment for Distributee’s own account and not with a view to or for offer or sale in connection with any distribution thereof, or (ii) for resale solely pursuant to an effective registration statement or applicable exemption under Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “1933 Act”).  Distributee understands that the shares of Parent Stock to be acquired pursuant to this Agreement will not have been registered under the 1933 Act with respect to such transaction by reason of a specific exemption or exception from the registration requirements of the 1933 Act which depend upon, among other things, the accuracy of Distributee’s representations herein.  Distributee understands that, until such time as a registration statement for the resale of such shares of Parent Stock is effective, each certificate evidencing such shares will bear a legend substantially to the effect that the shares represented by such certificate have not been registered or qualified under the 1933 Act or the securities or blue sky laws of any state and may be offered and sold only if registered and qualified pursuant to the relevant provisions of the 1933 Act and applicable state securities or blue sky laws or upon delivery to Parent of an opinion of counsel that an exemption from such registration or qualification is applicable.

7.22        Information, Experience, and Ability to Bear Risk.  Distributee acknowledges receipt of all the information requested from Parent by Distributee and considered by Distributee to be necessary or appropriate for deciding whether to acquire the shares of Parent Stock to be acquired pursuant to this Agreement, including, without limitation, the Parent SEC Reports (as defined in Section 9.6).  Distributee is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act and has such knowledge and experience in financial and business matters that Distributee is capable of evaluating the merits and risks of, and Distributee is able to bear the economic risk of, its acquisition of such shares of Parent Stock pursuant to this Agreement.  Distributee has had the opportunity to ask questions and receive answers regarding the terms and conditions of such acquisition of shares of Parent Stock.

7.23        Accuracy of Disclosure.  No representation or warranty made by a Seller Entity in this Section 7, and no exhibit, certificate or schedule prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of a Seller Entity pursuant hereto contains or will contain on the date when made any untrue statement of a Material fact or omits or will omit to state a Material fact on the date when made necessary to make the statements contained herein and therein not misleading.

7.24        No Other Warranties or Representations.  SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 7, (I) NO SELLER ENTITY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND (II) PURCHASER AND PARENT SPECIFICALLY ACKNOWLEDGE THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

8.             Representations and Warranties of the Principals.

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, and in addition to the representations and warranties made under Section 7, each Principal severally but not jointly represents and warrants to Purchaser and agrees as follows:

8.1          Ownership of Seller Equity.  Each Principal owns, beneficially or of record, the equity interests of Seller shown opposite such Principal’s name on Schedule 3.1.2.

8.2          Authority of Principals.  Each Principal has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which he or she is a party, and to consummate the transactions contemplated hereby and thereby to be consummated by such Principal.  This Agreement has been duly and validly executed and delivered by such Principal.  This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of such Principal, enforceable against such Principal in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

8.3          Consents.  The execution, delivery and performance of this Agreement, the Expert Agreement and all other Transaction Documents executed by such Principal do not require the consent, approval, authorization or act of, or the making by such Principal of any declaration, filing or registration with, any Governmental Body or any other Person, including such Principal’s spouse, that applies to or binds such Principal that has not been obtained or made or that will not have been obtained or made as of the Closing Date.

8.4          No Other Warranties or Representations.  SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 8, (I) NO PRINCIPAL MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND (II) PURCHASER AND PARENT SPECIFICALLY ACKNOWLEDGE THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

9.             Representations of Purchaser and Parent.

As an inducement to the Seller Entities to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Purchaser and Parent jointly and severally represent and warrant to the Seller Entities and agree as follows:

9.1          Organization and Authority.  Purchaser is a limited liability company duly formed and existing in good standing under the laws of the State of California.  Purchaser has the requisite power and authority, as a limited liability company, to own its properties and assets and to carry on its business as now conducted.  Purchaser has the limited liability company power to execute, deliver and perform this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action on the part of Purchaser.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware, is qualified to do business in California, and has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.  Each of Purchaser and Parent is duly qualified to do business as a foreign limited liability company or corporation, as applicable, in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary.

9.2          Authorization of Agreement.  Purchaser and Parent have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of all obligations contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser, and by all requisite corporate action on the part of Parent.  This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Purchaser and Parent, enforceable against such Purchaser and Parent in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

9.3       No Violations.  Neither the execution or delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Articles of Organization or Operating Agreement of Purchaser or the Certificate of Incorporation or Bylaws of Parent, (ii) will result in any Material breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any contract or agreement to which Purchaser or Parent are parties or by which Purchaser or Parent are bound, or (iii) will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over Purchaser or Parent.

9.4       Capital Stock.  The shares of Parent Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Liens in respect of the issuance thereof, except as provided in this Agreement and except for Liens created by or imposed upon the holder of such shares.  Such shares of Parent Stock will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement, pursuant to an agreement with Parent’s underwriters, or under federal and applicable state securities laws.  Assuming the representations and warranties of each Distributee set forth in Sections 7.21 and 7.22 are true and correct, the shares of Parent Stock to be issued pursuant to this Agreement will be issued in compliance with applicable federal or state securities laws, including, without limitation, the Oregon Revised Statutes and the California Corporate Securities Law of 1968, as amended.

9.5          Litigation; Compliance with Law.  There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to Purchaser’s or Parent’s actual knowledge, threatened, against Purchaser or Parent that could reasonably be expected to have a Material Adverse Effect on Purchaser’s or Parent’s ability to perform in accordance with the terms of this Agreement.

9.6          SEC Filings.  Parent has filed, and has made available to the Seller Entities, true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “1934 Act”) (such forms, reports, schedules, statements and other documents are each referred to as a “Parent SEC Report”).  Each Parent SEC Report, at the time filed, (a) did not contain any untrue statement of a material fact that would have a Material Adverse Effect

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

on Parent, or omit to state a material fact that would have a Material Adverse Effect on Parent, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (b) complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (c) were certified by officers of Parent in the manner required by the Sarbanes-Oxley Act of 2002.  So long as Parent is a reporting company under the 1934 Act, Parent will continue to make Parent SEC Reports so as to permit the information requirements under Rule 144 of the 1933 Act to be met.

9.7       No Finder.  Neither Purchaser, Parent nor any Person acting on their behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

9.8       Consents.  All consents, approvals, authorizations or acts of, or the making by either Parent or Purchaser of any declaration, filing or registration with, any Governmental Body or any other Person that apply to or bind Parent or Purchaser and that are required to be obtained or made as of the Closing Date in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, will have been obtained or made as of the Closing Date.

9.9       ***

10.          Pre-Closing Covenants.

10.1     Affirmative Covenants.  From the Agreement Date until the Closing Date, the Seller Entities will, and will cause the employees of Seller, as applicable, to:

10.1.1      Conduct the Business in the ordinary course of business and in compliance with all legal requirements applicable to the Business;

10.1.2      Pay all of the liabilities and Taxes of the Business when due, except for liabilities or Taxes being contested in good faith (which will be paid by Seller when due and will not become an Assumed Liability);

10.1.3      Maintain existing insurance coverages; use all commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees; and (ii) maintain good relationships with its employees, clients, suppliers, and others having business dealings with the Business; and

10.1.4      Make a good faith effort to obtain the written consent of EOP-Kruse Woods, L.L.C., as landlord, and Jacobs Engineering Group Inc., as sublandlord, under the 300 Sublease, to the assignment of the 300 Sublease to Purchaser.

10.2        Restrictions on Conduct of the Business Prior to Closing.  From the Agreement Date until the Closing Date, no Seller Entity, with respect to the Business, will, directly or indirectly, without Purchaser’s prior written consent:

10.2.1      Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any other obligations which would, in each such case or on a cumulative basis, have a Material Adverse Effect on the Seller’s ability to conduct the Business, or on Purchaser’s ability to conduct the Business after the Closing, in substantially the same manner and condition as currently conducted by Seller;

10.2.2      Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are Material, individually or in the aggregate, to Seller) of, or by any other manner, any business or any entity;

10.2.3      Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets or enter into any agreement, contract, memorandum or understanding regarding such a sale, transfer, lease or license;

10.2.4      Enter into any Material contracts or commitments with another Person, other than such contracts approved in advance by Purchaser or that can be canceled on less than 30 days written notice, provided such approval will not be unreasonably withheld or delayed; provided, however, Seller may enter into (a) new client engagements subject to compliance with Purchaser’s conflict check procedure, (b)  an agreement with EOP-Kruse Woods, L.L.C., as landlord under the 420 Office Lease, to assign the 420 Office Lease to Purchaser effective as of the Closing, and (c) an agreement with EOP-Kruse Woods, L.L.C., as landlord, and Jacob Engineering Group Inc., as sublandlord, under the 300 Sublease, to assign the 300 Sublease to Purchaser effective as of the Closing;

10.2.5      Violate any legal requirement applicable to Seller;

10.2.6      Purchase, license or otherwise acquire any assets, except for supplies and standard office equipment acquired in the ordinary course of business;

10.2.7      Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

10.2.8      Incur or become subject to any liability, contingent or otherwise, except current liabilities in the ordinary course of business;

10.2.9      Enter into an agreement, contract, memorandum or understanding for the sale of all or any part of the equity securities of Seller without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its sole discretion;

10.2.10    Fail to maintain the Purchased Assets in their existing order and condition, reasonable wear and tear excepted; or

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.2.11    Agree, in writing or otherwise, to take any of the actions proscribed by this Section 10.2, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any Material respect or prevent it from performing or cause it not to perform its covenants hereunder.

10.3    Certain Notifications by Seller Entities.  From the Agreement Date until the Closing, the Seller Entities, as applicable, will promptly notify Purchaser in writing regarding any:

10.3.1      Action taken by Seller not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

10.3.2      Fact, circumstance, event, or action by Seller (i) which, if known on the Agreement Date, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller or the Principals contained in this Agreement or in any agreement entered into in connection herewith not being true and correct when made or at Closing;

10.3.3      Breach of any covenant or obligation of Seller or any Principal hereunder;

10.3.4      Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Section 12 of this Agreement;

10.3.5      Actions, suits or proceedings against or, to the Knowledge of the Seller Entities, threatened against the Business or the Purchased Assets, in any court, or before any arbitrator, or before or by any Governmental Body;

10.3.6      Termination or, to the Knowledge of the Seller Entities, any threatened termination of any Contract or other right that is necessary for the ownership by Purchaser of any of the Purchased Assets or the operation by Purchaser following the Closing Date of any of the Business including, without limitation, any termination or any written notice, or to the Knowledge of the Seller Entities, any oral notice of termination of any Material Contract with a client, including, without limitation, any contracts with ***; and

10.3.7      Notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

10.4        Risk of Loss.  The risk of any loss, damage or impairment, confiscation or condemnation of the Purchased Assets or any part thereof from fire or any other casualty or cause will be borne by Seller at all times prior to the Closing Date.

10.5        Updating the Seller Disclosure Schedule.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7 would require a change to the Seller’s disclosure schedules referenced therein if the Seller’s disclosure schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller will promptly deliver to Purchaser an update to the applicable disclosure schedule specifying such change, provided, however, that no such update will be deemed to supplement or amend the applicable disclosure schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (b) determining whether any of the conditions set forth in Section 12 have been satisfied.

10.6        Access to Information.  From the Agreement Date until the Closing, Seller will (a) permit Purchaser and its representatives to have reasonable access during regular business hours, and in a manner so as not to interfere with the normal operations associated with the Business, to all premises, properties, personnel, books, records, Contracts, and Documents of or pertaining to the Business; (b) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities.  No information or knowledge obtained in any investigation pursuant to this Section 10.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.  Any such access by Purchaser will not materially interfere with the normal operation of the Business.

11.          Additional Covenants.

11.1        Confidentiality.  Both before and after the Closing, each of the parties hereto agrees that it will treat in confidence this Agreement and all documents, materials and other information that it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents.  If a party (the “Recipient”) is requested or required (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the “Protected Party”), the Recipient must provide the Protected Party with prompt notice of such request(s), except under the Patriot Act, so the Protected Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement.  (The preceding sentence will not apply to public disclosures by a Recipient that the Recipient believes in good faith to be required by federal securities laws or any listing or trading agreement concerning the Recipient’s publicly-traded securities, after reasonable advance notice to the Protected Party.)  In the event that such protective order or other remedy is not obtained, or the Protected Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information that it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished.  The obligation of each party to treat such documents, materials and other information in confidence will not apply to any information (i) that is or becomes available to such party from a source other than the Protected Party, unless the source is bound by a confidentiality agreement with respect to the information, (ii) that is or becomes available to the public other than as a result of improper disclosure by such party or its agents, or (iii) the disclosure of which such party reasonably deems to be necessary in order to obtain any of the consents or approvals contemplated hereby, provided such party obtains the prior written consent of the Protected Party.

11.2        Public Announcements.  The parties agree that any press release or releases to be issued prior to the Closing Date with respect to the announcement of the transactions contemplated by this Agreement, and the press release, if any, to be issued on the Closing Date with respect to the announcement of the consummation of such transactions, will be mutually agreed upon by Purchaser and Seller prior to the issuance thereof, and agree not to issue any such press release or make any related public statement prior to the Closing Date relating to the announcement of the transactions contemplated by this Agreement without the mutual agreement of Purchaser and Seller, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any securities exchange.

11.3        Taxes.

11.3.1      The Seller Entities will be solely liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to any period (or portions thereof) ending prior to the Closing Date, including all income or franchise Taxes arising in connection with the consummation of the transactions contemplated by this Agreement.  If Seller intends to dissolve or be wound up, the Seller Entities will promptly file any final Tax returns in connection with such dissolution or winding up.  Purchaser will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning on or after the Closing Date.  For purposes of this Section 11.3, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

11.3.2      Notwithstanding Section 11.3.1, any sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by Seller.  Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to such Taxes.

11.3.3      The Seller Entities or Purchaser, as the case may be, will provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of another party in accordance with the terms of this Section 11.3.  Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other parties of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

11.4     Further Assurances.

11.4.1      From and after the Closing Date, the Seller Entities will take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and the Seller Entities agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the reasonable request of Purchaser, the Seller Entities will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good title to any of the Purchased Assets.

11.4.2      To the extent Seller receives any funds or other assets that are part of the Purchased Assets (the “Purchaser Funds”) after the Closing Date, Seller will, as soon as practicable, deliver such Purchaser Funds to Purchaser and will take all steps necessary to vest title to such funds and assets in Purchaser.  Seller hereby designates Purchaser as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Seller in connection with the Purchaser Funds.  Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

11.4.3      Subject to Section 11.4.2, to the extent Purchaser receives any funds or other assets that are Excluded Assets (the “Seller Funds”) after the Closing Date, Purchaser will, as soon as practicable, deliver such Seller Funds to Seller and will take all steps necessary to vest title to such funds and assets in Seller.  Purchaser hereby designates Seller as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Seller any checks, notes or other documents received by Purchaser in connection with the Seller Funds.  Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Seller from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

11.4.4      Within ten (10) days after the Closing Date, Seller will change its corporation name to a name that does not include the name “Bates.”  After the Closing, Purchaser will maintain Seller’s brand identity, including the use of the name “Bates Private Capital” for so long as Purchaser believes in its sole discretion that it is commercially productive to do so; however, as of the Closing Date, Seller’s brand will be associated with Purchaser’s brand in such manner as Purchaser deems reasonably

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

appropriate.  Purchaser may at its sole option register “Bates Private Capital” as a fictitious business name and/or as a division of Purchaser to maintain Seller’s brand.

11.4.5      At any time or from time to time after the Closing, each party hereunder will, at the request of the other, execute and deliver any further instruments or documents and take all such further action as any party may reasonably request in order to carry out the transactions contemplated hereby.

11.5        Retained Information.  For a period of three years following the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser will make available to Seller any business records related to the operations of Seller prior to the Closing which are transferred to Purchaser at the Closing (the “Transferred Business Records”) for inspection and copying to the extent Seller requires access to such records in response to tax audits or other reasonable business necessity.  Seller’s access to the Transferred Business Records is subject to the confidentiality obligations of Seller under Section 11.1 hereof.  After the Closing, Seller, to the extent not prohibited by law or restricted by applicable ethical rules, will make available to Purchaser any business records related to the operations of Seller prior to the Closing which are not transferred to Purchaser at the Closing (the “Retained Business Records”) for inspection and copying to the extent Purchaser requires access to such records for reasonable business necessity.  Purchaser’s access to the Retained Business Records is subject to the confidentiality obligations of Purchaser under Section 11.1 hereof.  Notwithstanding the foregoing, Parent and Purchaser each waive any and all rights, including the right to inspect and copy, with respect to all of the books, files, documents and records of attorneys or accountants relating to their respective representations of any Seller Entity in connection with the negotiation, execution and delivery of this Agreement.

11.6     Escrow Terms.  The Escrowed Amount will be held in the Escrow pursuant to the terms of that certain Escrow Agreement substantially in the form attached hereto as Exhibit K.  ***

12.          Conditions Precedent To Obligations Of Purchaser and Parent.

The obligations of Purchaser and Parent under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Purchaser.  Seller must execute and deliver a certificate in substantially the form attached hereto as Exhibit H certifying the satisfaction of all of the conditions precedent set forth in this Section 12.  If any of the conditions precedent to the obligations of Purchaser and Parent are not satisfied or waived on the Closing Date, Purchaser will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Expert Agreements or otherwise.

12.1        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by the Seller Entities in this Agreement will be true and correct in all Material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Purchaser, and the Seller Entities will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, including making the deliveries required under Section 6.2 hereof.

12.2        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

12.3        Landlord Consent.  The parties will have obtained the written consent of EPO-Kruse Woods, L.L.C., as landlord, and Jacobs Engineering Group Inc., as sublandlord, under the 300 Sublease, to the assignment of each sublease to Purchaser.

12.4        No Material Adverse Change.  There will have been no Material Adverse Change from the Interim Financial Statement Date through and including the Closing Date.

12.5        Dissolution of Bates Private Capital Advisors.  On or before the Closing, the Seller Entities will cause Bates Private Capital Advisors to be dissolved and to cease to conduct all business operations.

12.6        Errors and Omissions Insurance.  Seller will have obtained an extension of its existing errors and omissions insurance coverage for the twenty-four (24) months immediately following the Closing Date (the “Errors and Omissions Tail Policy”).  The Errors and Omissions Tail Policy will name Purchaser and Parent as additional insureds.

13.          Conditions To Obligations Of Seller Entities.

The obligations of the Seller Entities under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Seller.  Each of Purchaser and Parent must execute and deliver a certificate in substantially the forms attached hereto as Exhibits I and J, respectively, certifying the satisfaction of all of the conditions precedent set forth in this Section 13.  If any of the conditions precedent to the obligations of the Seller Entities are not satisfied or waived on the Closing Date, the Seller Entities will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Expert Agreements or otherwise.

13.1        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by Purchaser or Parent in this Agreement will be true in all Material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Seller, and Purchaser and Parent will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including making the deliveries required under Section 6.3 hereof.

13.2        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

13.3        Landlord Consent.  The parties will have obtained the written consent of EPO-Kruse Woods, L.L.C., as landlord, and Jacobs Engineering Group Inc., as sublandlord, under the 300 Sublease, to the assignment of each sublease to Purchaser.

13.4        No Material Adverse Change.  There will have been no Material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent from the date hereof through and including the Closing Date.

14.          Survival Of Representations And Warranties.

The representations and warranties of the parties contained herein, and all claims and causes of action related thereto, will survive the consummation of the transactions contemplated hereby until the second anniversary of the Closing Date.  Notwithstanding the foregoing, the limitation period for the survival of representations and warranties set forth in this Section 14 will not apply to any breach of a representation or warranty as a result of fraud.

15.          Indemnification

15.1     Indemnification By Seller Entities.

(a)           Subject to the limitations set forth in Section 15.3, the Seller Entities, jointly and severally, agree to indemnify, defend and hold harmless each of Purchaser, Parent and any of their respective members, shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a “Purchaser Party”) from any loss, damage or expense (including reasonable attorneys’ fees) (collectively, “Losses”) which a Purchaser Party may incur, suffer or become liable for as a result of or in connection with (i) the breach of any representation or warranty of the Seller Entities contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the period of survival of such representation or warranty, provided that the Purchaser Party makes a written claim for indemnification against the Seller Entities within the two (2) year survival period; and further provided that the liability of each Principal for breach of any representation or warranty contained in Sections 7.21, 7.22 and 8 of this Agreement shall be governed by Section 15.1(b); (ii) the breach of any covenant of the Seller contained in this Agreement or the other Transaction Documents; or (iii) any assertion against a Purchaser Party of any claim or liability constituting an Excluded Liability, including, without limitation, the assertion against a Purchaser Party by any Person of any obligation or liability relating to the Purchased Assets, the conduct of the Business by Seller, or the conduct of any Seller Entity prior to the Closing Date, including, without limitation, Tax claims or liabilities.  Notwithstanding the foregoing, other than as set forth in Section 11.3.2, the Seller Entities will have no indemnification, defense or hold harmless obligation to any Purchaser Party with respect to the liability of any Purchaser Party for Taxes as a result of the transactions contemplated by this Agreement or the Expert Agreements.  Purchaser, acting on behalf of a Purchaser Party, will give the Seller Entities prompt written notice of any claim, suit or demand that Purchaser believes will give rise to indemnification by the Seller Entities under this section stating in reasonable detail the nature and basis of such claim, suit or demand, provided, however, that, the failure to give such notice will not affect the obligations of the Seller Entities hereunder, except to the extent they are prejudiced by such failure.

(b)           Subject to the limitations set forth in Section 15.3, each Principal, severally and not jointly, agrees to indemnify, defend and hold harmless each Purchaser Party from any Loss that such Purchaser Party may incur, suffer or become liable for as a result of or in connection with the breach of any representation or warranty of the Principal contained in Sections 7.21, 7.22 and 8 of this Agreement, occurring or developing during the period of survival of such representation or warranty, provided that the Purchaser Party makes a written claim for indemnification against the Principal within the two (2) year survival period.

(c)           Except as hereinafter provided and except where a conflict of interest between any Seller Entity and the Purchaser Party suggests separate counsel is appropriate, the Seller Entities will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Party at the Seller Entities’ expense and with outside counsel of the Seller Entities’ own choosing.  Each Purchaser Party will, at the Seller Entities’ expense, cooperate reasonably in the defense of any such claim, suit or demand.  If the Seller Entities, within a reasonable time after notice of a claim, fail to defend a Purchaser Party, the Purchaser Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Seller Entities subject to the right of the Seller Entities to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Purchaser Party, provided no Seller Entity will, without the Purchaser Party’s written consent, settle or compromise any claim or consent to any entry of judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Party a release from all liability in respect of such claim.

15.2        Indemnification by Purchaser and Parent.  Purchaser and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Seller Entities, and each of their respective shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a “Seller Party”) from any Losses that a Seller Party may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Purchaser or Parent contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the two (2) year period of survival of such representation or warranty; (b) the breach of any agreement of Purchaser or Parent contained in this Agreement or the other Transaction Documents; or (c) any assertion against a Seller Party of any claim or liability constituting an Assumed Liability or relating to the Purchased Assets or the conduct of the Business by Purchaser or Parent on or after the Closing Date, including, without limitation, Tax claims or liabilities.  Notwithstanding the foregoing, other than as set forth in Section 11.3, Purchaser will have no indemnification, defense or hold harmless obligation to any Seller Party with respect to the liability of any Seller Party for Taxes as a result of the transactions contemplated by this Agreement or the Expert Agreements.  Seller, on behalf of each Seller Party, will give Purchaser prompt written notice of any claim, suit or demand that it believes will give rise to indemnification by Purchaser under this paragraph stating in reasonable detail the nature and basis of such claim, suit or demand; provided, however, that, the failure to give such notice will not affect the obligations of Purchaser hereunder, except to the extent it is prejudiced by such failure.  Except as hereinafter provided and except where a conflict of interest between a Seller Party and Purchaser and Parent suggests separate counsel is appropriate, Purchaser will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name the Seller Party at Purchaser’s expense and with outside counsel of Purchaser’s own choosing.  Each Seller Party will, at Purchaser’s expense, cooperate reasonably in the defense of any such claim, suit or demand.  If Purchaser, within reasonable time after notice of a claim, fails to defend a Seller Party, such Seller Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Seller Party, provided that Purchaser will not, without Seller Party’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Seller Party a release from all liability in respect of such claim.

15.3     Limitations.  The indemnification provided for in Section 15.1 and 15.2 will be subject to the following limitations:

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

15.3.1      The Seller Entities will not have any obligation to indemnify any Purchaser Party from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of the Seller Entities contained in this Agreement (a) less than *** and (b) until the Purchaser Parties have suffered Losses by reason of all such breaches in excess of a *** aggregate deductible (the “Basket”), whereupon the Purchaser Parties will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket).

15.3.2      The Seller Entities’ maximum obligation to indemnify the Purchaser Parties from and against Losses resulting from, arising out of, relating to, in the nature of or caused by breaches of the representations, warranties or covenants of the Seller Entities contained in this Agreement (other than the indemnification obligation under Section 15.1(a)(iii)) will not exceed ***.  The maximum obligation of Purchaser and Parent to indemnify the Seller Parties from and against Losses resulting from, arising out of, relating to, in the nature of or caused by breaches of the representations, warranties or covenants of the Purchaser or Parent contained in this Agreement (other than the indemnification obligation under Section 15.2(c) will not exceed ***.

15.3.3      In addition to the other limitations set forth in this Section 15.3, the maximum joint and several liability of the Seller Entities will be further capped at the Escrowed Amount, and the Purchaser Parties will be entitled to recover out of the Escrow the amount of any Losses for which Purchaser is entitled to joint and several indemnification from the Seller Entities hereunder.  In the event of Losses that exceed the Escrowed Amount (the “Excess Loss”), the Purchaser Parties may recover such Excess Loss from the Seller and each Principal on a several basis; provided, however, that no Principal will have an obligation to indemnify the Purchaser Parties from and against an individual claim, or otherwise be liable hereunder, for such Excess Loss in an amount that exceeds ***.

15.3.4      The parties acknowledge and agree that the foregoing indemnification provisions in this Section 15 will be the sole and exclusive remedies of the Purchaser Parties and the Seller Parties for any inaccuracy or breach of the representations, warranties or covenants in this Agreement (other than under either Sections 15.1(a)(iii) or 15.2(c)) except in the event of fraud by another party.

15.4     Insurance and Tax Effect.

15.4.1      The amount of any Loss for which indemnification is provided under any of Sections 15.1 or 15.2 will be net of any amounts (net of the costs of recovery of such amounts) recoverable by the indemnified party under insurance policies, indemnification agreements or similar arrangements with respect to such Loss (collectively, a “Net Loss”).

15.4.2      Any payments made pursuant to the provisions of this Section 15 will be treated as an adjustment to the total consideration payable to Seller under this Agreement.  The amount of any Loss will be reduced to take account of any net Tax benefit (if any) actually realized by the indemnified party arising from the incurrence or payment of any such Net Loss.

16.          Right of Offset.

Purchaser will be entitled, but not obligated, to offset any portion of the Earn Out Payment against Losses or Excess Losses for which Purchaser is entitled to several indemnification from a Principal under Section 15.   Purchaser will pay the remaining amount of the Earn Out Payment to the other Principals.  If Purchaser undertakes an offset of the Earn Out Payment against Losses or Excess Losses and it is finally determined by a court of competent jurisdiction that such Losses or Excess Losses had not been incurred, then Purchaser will pay interest on the amount of such improper offset at the Interest Rate from the date of the offset through the date when such improper offset amount is paid to the Principal.

17.          Termination of Agreement.

The parties may terminate this Agreement as provided below:

(a)           Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement, Purchaser has notified Seller in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing will not have occurred on or before August 31, 2005 by reason of the failure of any condition precedent under Section 12 (unless the failure results primarily from Purchaser or Parent breaching in any Material way any representation, warranty, or covenant contained in this Agreement or Purchaser or Parent fails to make good faith efforts to fulfill its obligations under this Agreement); and

(c)           Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser or Parent has breached any representation, warranty, or covenant contained in this Agreement, Seller has notified Purchaser in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing will not have occurred on or before August 31, 2005, by reason of the failure of any condition precedent under Section 13 (unless the failure results primarily from Seller breaching in any Material way any representation, warranty or covenant contained in this Agreement or Seller fails to make good faith efforts to fulfill its obligations under this Agreement).

18.          Effect of Termination.

If any Party terminates this Agreement pursuant to Section 17, all rights and obligations of the parties under this Agreement will terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions of Section 11.1 will survive termination.

19.          Expenses.

Except as may otherwise be expressly provided herein, each party to this Agreement will pay his, her or its own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys’ or accountants’ fees.

20.          Notices.

Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section :

In the case of Purchaser, to:

LECG, LLC
2000 Powell Street, Suite 600
Emeryville, California  94608
Attention:  Chief Financial Officer
Fax:  (510) 653-9898

In the case of Parent, to:

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, California  94608
Attention:  Chief Financial Officer
Fax:  (510) 653-9898

with copies of notices to Purchaser or Parent to:

Marvin A. Tenenbaum, Esq.
General Counsel
LECG, LLC
33 West Monroe Street, Suite 1850
Chicago, IL 60603
Fax:  (312) 267-8220

and

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Carol Kerr, Esq.

Folger Levin & Kahn, LLP

1900 Avenue of the Stars, Suite 2800

Los Angeles, California 90067

Fax:  (310) 556-3770

In the case of Seller or Principals, to:

Mr. John E. Bates

***

and

Mr. Rob Lee

5005 SW Meadows Road, Suite 300

Lake Oswego, OR 97035

Fax: (503) 639-2539

with a copy to:

Ronald L. Greenman
Tonkon Torp, LLP
888 SW Fifth Avenue
1600 Pioneer Tower
Portland, Oregon 97204
Fax:  (503) 972-3743

and

Mr. Ronald K. Ragen

Davis Wright Tremaine LLP

Suite 2300

1300 SW 5th Avenue

Portland, OR 97201

Fax: (503) 778-5299

21.          Successors.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.  Notwithstanding the foregoing, any Principal may assign his or her rights to payment, if any, under this Agreement to (a) any other Principal, (b) any of the Principal’s spouse or biological or adoptive lineal ancestors or descendants, (c) trusts for the benefit of the Principal and/or one or more of such spouse, ancestors or descendants, (d) the Principal’s executor, administrator, trustee or personal representative to whom such rights and obligations are transferred at death.  The obligations of Purchaser and Parent with respect to the Earn Out Payment are intended to be binding on any successor in interest to the Business.

22.          Article and Section Headings.

The Article and Section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

23.          Governing Law; Consent To Service.

This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).  The parties agree that service of process of notice in any such action, suit or proceeding will be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 20.

24.          Dispute Resolution.

In the event of any dispute or disagreement arising out of or relating to this Agreement (a “Dispute”), the parties will attempt to resolve such Dispute by good faith negotiation prior to resorting to mediation or litigation.  In the event such Dispute is not resolved by means of such good faith negotiation, any party (the “Proposing Party”) may require the Dispute to be referred to the non-binding mediation of a single mediator (the “Mediator”) to be appointed jointly by the parties.  The Proposing Party will give written notice to the other parties of the Proposing Party’s intention to refer the Dispute to mediation (the “Mediation Notice”).  Such Mediation Notice will specify in reasonable detail the nature of the issue giving rise thereto and nominate a single mediator to co-appoint, along with the other party’s selection of mediator, the Mediator.  Within ten (10) days after the delivery of the Mediation Notice, the other party to the Dispute will nominate in writing to the Proposing Party a second mediator.   The two mediators so chosen will, within ten (10) days after the second mediator’s selection, jointly appoint a single mediator to serve as the Mediator. The Mediator will conduct the mediation in accordance with the guidelines set by the parties to the Dispute.   In the event such guidelines cannot be agreed upon, the mediation will be governed by the Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity.  The costs of engaging the Mediator will be borne equally by the Proposing Party and the other party to the Dispute and each party will bear its own costs of preparing the materials for and making presentations to the Mediator.  The mediation will be held in Emeryville, California.

25.          Entire Agreement.

This Agreement and the other Transaction Documents, including all schedules and exhibits hereto and thereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations between the parties including, without limitation, that certain Term Sheet dated May 19, 2005, and cannot be amended, supplemented or changed orally, but may only be so modified by an agreement in writing, which makes specific reference to this Agreement or the applicable Transaction Document delivered pursuant hereto, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

26.          Survival.

The respective rights and obligations of the parties set forth in Sections 3.3, 3.5, 4, 5, 11, and 14 through 27 of this Agreement will survive the Closing.

27.          Parent Guaranty.

Parent absolutely and unconditionally guaranties the performance of all of Purchaser’s obligations under this Agreement and the other Transaction Documents, and will be responsible, jointly and severally, for any breach by Purchaser of any of the Transaction Documents.

28.          Counterparts.

This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party will sign at least one counterpart of this Agreement, all of which taken together will constitute one and the same instrument.  Signatures delivered by facsimile or electronic file format will be treated in all respects as originals.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:			PARENT:

LECG, LLC A California limited liability company			LECG Corporation, A Delaware corporation

By:	LECG Corporation		By:	/s/ John C. Burke
Its:	Sole Manager

	By:	/s/ John C. Burke	Its:	CFO

	Its:	CFO
SELLER ENTITIES:

Bates Private Capital, Incorporated an Oregon corporation

			By:	/s/ Rob J. Lee

			Its:	President

/s/ John E.Bates
John E. Bates

/s/ Rob J. Lee
Rob J. Lee

/s/ Nancy S. Ranchel
Nancy S. Ranchel

/s/ Michael D. Weiner
Michael D. Weiner

/s/ Jennifer L. Stout
Jennifer L. Stout

Signature Page to Asset Purchase Agreement